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                                                                    EXHIBIT 99.5



                          CONSENT OF LEHMAN BROTHERS
                          --------------------------







        We hereby consent to the use of our opinion letter dated March 16, 1998 to the Board of Directors of CapStar Hotel Company (the "Company") attached as Appendix C to the Company's Joint Proxy Statement/Prospectus on Form S-4 (the "Prospectus") and to the references to our firm in the Prospectus under the headings: "Summary - The CapStar Meeting"; "Summary - The Opinions of Financial Advisors"; "The Merger - Background"; "The Merger - Recommendation of the CapStar Board; CapStar's Reasons for and Against the Merger"; "The Merger - Opinion of Financial Advisors to CapStar"; "Glossary"; "Appendix A - Agreement and Plan of Merger"; :Paret II - Information Not Required in Prospectus"; and "Exhibit 10.14 - Mortgage Facility Commitment Letter". In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder and we do not thereby admit that we are experts with respect to any part of the Registration Statement under the meaning of the term "expert" as used in the Securities Act.


                                  LEHMAN BROTHERS INC



                                By:  /s/ Spencer B. Haber
                                   ------------------------------------
                                    Spencer B. Haber
                                    Senior Vice President



New York, New York
June 5, 1998